EXHIBIT 99.1

NetSol Technologies Expects Record First Quarter Revenue

–Total Preliminary Revenue Expected in the Range of $10 to $11 Million –

– To Hold Fiscal 2013 First Quarter Results Conference Call on November 14 –

CALABASAS, Calif., Oct. 31, 2012 (GLOBE NEWSWIRE) -- NetSol Technologies, Inc. (Nasdaq:NTWK), a worldwide provider of global IT and enterprise application solutions, today provided preliminary revenue results for the first quarter ended September 30, 2012. Preliminary revenue results indicate the company's strongest first quarter ever, with revenue expected in the range of $10 million to $11 million.

Preliminary results are subject to completion of NetSol's normal quarter-end accounting procedures, including a review by the company's independent public accounting firm.  Final results will be reported on November 14, 2012.  Details are as follows:

Fiscal 2013 First Quarter Conference Call
When:	Wednesday, November 14
Time:	11:00 a.m. Eastern
Phone:	1-877-941-9205 (domestic)
1-480-629-9645 (international)
Passcode:	4573511
Webcast:	http://www.netsoltech.com/IR/event-presentation.php
Archived:	90 days

A telephone playback of the conference call will also be available until 11:59 p.m. Eastern time, Wednesday, November 21, 2012. Listeners should call (800) 406-7325 (domestic) or (303) 590-3030(international) and use reservation 4573511 to access the playback.

About NetSol Technologies

NetSol Technologies, Inc. (www.netsoltech.com) is a worldwide provider of global IT and enterprise application solutions that include credit and finance portfolio management systems, SAP consulting and services, custom development, systems integration, and technical services for the global Financial, Leasing, Insurance, Energy, and Technology markets. Headquartered in Calabasas, Calif., NetSol's product and services offerings have achieved ISO 9001, ISO 20000, ISO 27001, and SEI (Software Engineering Institute) CMMI (Capability Maturity Model) Maturity Level 5 assessments, a distinction shared by only 178 companies worldwide. The company's clients include Fortune 500 manufacturers, global automakers, financial institutions, utilities, technology providers, and government agencies. NetSol has delivery and support locations in San Francisco, London, Beijing, Bangkok, Lahore, Adelaide and Riyadh.

Investors can receive news releases and invitations to special events by accessing our online signup form at http://www.netsoltech.com/IR/signupform.php.

The NetSol Technologies, Inc. logo is available at  http://www.globenewswire.com/newsroom/prs/?pkgid=9832

Forward-Looking Statements

This press release may contain forward-looking statements relating to the development of the Company's products and services and future operation results, including statements regarding the Company that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "expects," "anticipates," variations of such words, and similar expressions, identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Factors that could affect the Company's actual results include the progress and costs of the development of products and services and the timing of the market acceptance. The subject Companies expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

Investor Contacts:

PondelWilkinson
Roger Pondel | Matt Sheldon
investors@netsoltech.com
(310) 279-5980

Media Contacts:

PondelWilkinson
George Medici | gmedici@pondel.com
(310) 279-5968